Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

JARDEN CORPORATION

(Under Section 242 of the General Corporation Law)

Jarden Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the Corporation is Jarden Corporation.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on December 11, 2001, under the name of “Alltrista Reincorporation Mergersub, Inc.,” and the original certificate of incorporation was restated on December 18, 2001 (the “Restated Certificate of Incorporation”), and amendments to the Restated Certificate of Incorporation were subsequently duly filed and recorded.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective upon filing.

5. The Restated Certificate of Incorporation is hereby amended by striking out Section A(1) of Article IV thereof and substituting in lieu of said Section A(1) of Article IV the following new Section A(1) of Article IV:

“The total number of authorized shares of capital stock of this Corporation shall be 305,000,000 shares, divided as follows: (i) 300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 250,000 shall be designated as “Series A Junior Participating Preferred Stock”.”

6. The Restated Certificate of Incorporation is hereby amended by striking out the first two sentences of Section A of Article VI thereof and substituting in lieu of the first two sentences of Section A of Article VI the following new first two sentences of Section A of Article VI:

“The maximum number of directors shall be ten and the minimum number shall be two. The exact number may from time to time be specified by the Bylaws of the Corporation at not less than two nor more than ten.”

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation, to be executed by its officer this 13th day of June, 2011.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President, General Counsel and Secretary